Exhibit H

National Grid Holdings Limited - Consolidated

Group balance sheet
at March 31, 2003

	£m	$m
Fixed assets
Intangible assets - negative goodwill	-	-
Tangible assets	3,962	6,260
Investments in joint ventures
- Share of gross assets	277	438
- Share of gross liabilities	(269)	(425)
- Share of net assets	8	13
- Loans to joint ventures	-	-
- Impairment of investments in joint ventures	-	-
Investments in joint ventures (net of impairment)	8	13
Other investments	37	59
Total investments	45	72
	4,007	6,332

Current assets
Stocks	19	30
Debtors (amounts falling due within one year)	2,530	3,997
Debtors (amounts falling due after one year)	48	76
Assets held for exchange	17	27
Cash and deposits	130	205
	2,744	4,335

Creditors (amounts falling due within one year)
Borrowings	(292)	(461)
Other creditors	(1,111)	(1,756)
	(1,403)	(2,217)

Net current assets	1,341	2,118

Total assets less current liabilities	5,348	8,450

Creditors (amounts falling due after more than one year)

Exchangeable bonds	(502)	(793)
Other borrowings	(2,217)	(3,503)
Other creditors	(116)	(183)
	(2,835)	(4,479)

Provisions for liabilities and charges	(825)	(1,304)

Net assets employed	1,688	2,667

Capital and reserves
Called up share capital	100	158
Share premium account	1,873	2,959
Other reserves	(740)	(1,169)
Profit and loss account	456	721
Equity shareholders' funds	1,689	2,669
Minority interest - equity	(1)	(2)
	1,688	2,667

Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	1,689	2,669

Adjustments to conform with US GAAP
Deferred taxation	109	172
Pensions	(338)	(534)
Shares held by employee share trusts	(37)	(59)
Accruals relating to employee share schemes	-	-
Tangible fixed assets - reversal of partial release of impairment provision	(35)	(55)
Financial instruments	(28)	(44)
Recognition of transmission income	-	-
Share of associate's adjustments to conform with US GAAP	(17)	(27)
Deferred merger costs	-	-
Severance liabilities	3	5
Recognition of intercompany debtor on reversal of goodwill written off	96	151

Total US GAAP adjustments	(247)	(391)

Equity shareholders' funds under US GAAP	1,442	2,278

The balance sheet is prepared under UK GAAP. The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on the exchange rate at March 31, 2003 of $1.58 =£1

National Grid Holdings Limited - consolidated

Group cash flow statement
for the year ended March, 31 2003

	£m	$m

Net cash inflow from operating activities before exceptional items	743	1,174
Expenditure relating to exceptional items	(32)	(51)
Net cash inflow from operating activities	711	1,123

Dividends from joint ventures	6	10

Returns on investments and servicing of finance
Interest received	14	22
Interest paid	(188)	(297)

Net cash outflow for returns on investments and servicing of finance	(174)	(275)

Taxation
Corporate tax paid	-	-

Capital expenditure
Payments to acquire tangible fixed assets	(437)	(691)
Receipts from disposals of tangible fixed assets	13	21

Net cash outflow for capital expenditure	(424)	(670)

Acquisitions and disposals
Payments to acquire investments	(2)	(3)
Receipts from disposal of investments	53	84

Net cash outflow for acquisitions and disposals	51	81

Equity dividends paid	(555)	(877)

Net cash outflow before management of liquid resources and financing	(385)	(608)

Management of liquid resources
Decrease in short term deposits	-	-

Net cash inflow from the management of liquid resources	-	-

Financing
Increase in borrowings	822	1,299
Movement in intercompany balances	(381)	(602)

Net cash inflow from financing	441	697

Movement in cash and overdrafts	56	89

Summary Group cash flow statement under US GAAP

Net cash provided by operating activities	543	858
Net cash used in investing activities	(379)	(599)
Net cash used in financing activities	(114)	(180)
Net decrease in cash and cash equivalents	50	79
Cash and cash equivalents at beginning of year	80	126

Cash and cash equivalents at end of year	130	205

Cash and deposits per balance sheet	130	205

Cash and cash equivalents	130	205

The cash flow statement is prepared under UK GAAP and the summary cash flow statement is prepared under US GAAP. The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on the exchange rate at March 31, 2003 of $1.58 =£1.

National Grid Holdings Limited - consolidated

Group Profit and loss account
for the year ended March 31, 2003

	£m	$m

Turnover, including share of joint ventures	2,058	3,252
Less: share of joint ventures' turnover - continuing operations	(55)	(87)
Less: share of joint ventures' turnover - discontinued operations	(67)	(106)

Group turnover
- continuing operations	1,919	3,032
- discontinued operations	17	27
	1,936	3,059

Operating costs	(1,316)	(2,079)

Operating profit of Group undertakings
- continuing operations	548	866
- discontinued operations	72	114
	620	979

Share of joint ventures' and associate's operating profit - continuing operations	13	21
Share of joint ventures' and associate's operating loss - discontinued operations	109	172
	122	193

Operating profit
- Before exceptional items and goodwill amortisation	576	910
- Exceptional items - continuing operations	(35)	(55)
- Exceptional items - discontinued operations	200	316
- Goodwill amortisation	1	2
Total operating profit	742	1,172

Profit on disposal of tangible fixed assets - continuing operations	2	3
Profit on disposal of tangible fixed assets - discontinued operations	2	3
Profit on disposal of investments - discontinued operations	38	60
Net interest
- Excluding exceptional item	(146)	(231)
- Exceptional item	(31)	(49)
	(177)	(280)

Profit on ordinary activities before taxation	607	959
Taxation
- Excluding exceptional items	(151)	(239)
- Exceptional items	18	28
	(133)	(211)

Profit on ordinary activities after taxation	474	748
Minority interests
- Excluding exceptional items	3	5
- Exceptional items	(28)	(44)
	(25)	(39)

Profit for the year	449	709

Dividends	(555)	(877)

Loss transferred from reserve	(106)	(168)

Reconciliation of net income to US GAAP

Net income under UK GAAP	449	709

Adjustments to conform with US GAAP
Merger costs	32	51
Deferred tax	12	19
Pensions	13	21
Share option schemes	(10)	(16)
Financial instruments	(1)	(2)
Severance and integration costs	(72)	(115)
Recognition of income	17	27
Share of joint ventures' and associate's adjustments	(27)	(43)
Other	3	5

Total US GAAP adjustments	(33)	(53)

Net income under US GAAP	416	656

The profit and loss account is prepared under UK GAAP. The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on an average exchange rate of $1.58 =£1

National Grid Holdings Limited - Consolidated

Group profit and loss reserve
for the year ended March 31, 2003

	£m	$m

At April 1, 2002	542	856

Exchange adjustments	8	13

Tax on exchange adjustments	12	19

Retained loss for the year	(106)	(168)

At March 31, 2003	456	720

Reconciliation of Group profit and loss reserve to retained earnings under US GAAP

Group profit and loss reserve under UK GAAP at March 31, 2003	456		720

Adjustments to conform with US GAAP
Total US GAAP adjustments to equity shareholders' funds	(247)		(391)
Shares held by employee share trusts	37		59
Share option grants	(10)		(16)

Retained earnings under US GAAP at March 31, 2003	236	*	372	*

* Includes cumulative other comprehensive losses of £(371)m ($(586)m)

The Group profit and loss reserve is prepared under UK GAAP. The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on the exchange rate at March 31, 2003 of $1.58 =£1